Exhibit 99.1

Computer Access Technology Reports GAAP Loss of $(0.02) Per Share

On Revenue of $3.3 Million for Q1 2003

April 24, 2003, Santa Clara, CA.—Computer Access Technology Corporation [CATC] (Nasdaq:CATZ), a communication protocols expert company, today reported financial results for the first quarter ended March 31, 2003. Revenue for the first quarter of 2003 was $3.3 million, compared to $3.4 million for the first quarter of 2002 and $3.5 million for the fourth quarter of 2002. The Company reported an operating loss of $624,000 for the first quarter of 2003. Combined with net other income of $161,000, the resulting net loss was $463,000, or $(0.02) per share, as compared to net loss of $1.0 million, or $(0.05) per share in the first quarter of 2002. The Company’s net loss includes $62,000 for the amortization of stock based compensation during the first quarter of 2003 and $357,000 for the first quarter of 2002.

For the first quarter of 2003, the Company’s gross profit margin was 79.4% as compared to gross profit margin of 80.0% in the first quarter of 2002. For the first quarter of 2003, cost of revenue totaled $673,000. The Company’s operating expenses totaled $3.2 million.

Dan Wilnai, President and Chief Executive Officer, said: “The CATC team is working hard to return the company to profitability and to grow the business, even in these tough economic times. We continue to strengthen our sales, marketing and customer service organizations, focusing on gaining market share, and to invest in R&D to accelerate new product introductions. We believe that new products and more effective sales channels are key to growth in a stagnant market. In the first quarter of 2003, we released several new products, two of which—the FCTracer™, Fibre Channel analyzer and the PETracer™, PCI Express™ analyzer—address new and exciting business opportunities for CATC. We have also begun to see the positive effects of our recent operating cost reduction initiatives. I believe that CATC is ideally positioned to build on our strong balance sheet and our new operational efficiencies to expand and improve our world-renowned products and customer base.”

During the first quarter of 2003, we announced the release of the following new products:

•	FCTracer. CATC’s FCTracer Fibre Channel analyzer is the newest addition to CATC’s portfolio of test and measurement products for storage protocols, delivering sophisticated triggering, high-level decoding and expert analysis for Fibre Channel networks and devices. FCTracer enables storage equipment developers and engineers to quickly and independently monitor and analyze multiple channels of traffic resulting in faster verification and problem resolution. Developers are able to quickly locate and identify intermittent problems, specific errors and data patterns with two parallel event sequencers containing 256 states; each with an independent trigger and filter criteria. FCTracer simplifies the interpretation and debug of the Fibre Channel protocol by providing extensive upper-level protocol decoding and easy access to packet level detail. Throughput problems and anomalies can be easily identified with detailed real-time performance monitoring and statistics. FCTracer utilizes the intuitive and powerful CATC Trace™ expert software and CATC’s modular Universal Protocol Analysis System (UPAS)™.

•	PETracer. The PETracer marks CATC’s entry into the PCI Express market, with the first protocol analyzer system to support the newly released standard. PCI Express is a new general-purpose I/O interconnect standard with broad industry support. It is designed to provide connectivity as a chip-to-chip interconnect, I/O interconnect for adapter cards, an I/O attach point to other interconnects such as 1394, USB, InfiniBand and Ethernet and as a graphics I/O attach point for increased graphics bandwidth. CATC’s PETracer is a powerful design verification system that provides robust PCI Express data traffic capture, triggering, filtering and expert analysis. CATC’s PETracer is also built on the UPAS platform and the popular CATC Trace expert software. On February 20, 2003, Intel used the PETracer and the CATC Trace software to capture and display PCI Express traffic during a live public demonstration of their first-generation PCI Express devices at the Intel Developer’s Forum (IDF) in San Jose, California. Leading companies in the PCI Express community are now using the PETracer in their design labs to accelerate product development and assure compliance with the standard.

•	SATracer/Trainer™ version 2.0. The second version of CATC’s successful Serial ATA product line, the SATracer/Trainer is the industry’s first fully integrated system offering traffic generation with both host and device emulation and expert protocol analysis. The SATracer/Trainer is a complete performance analysis platform that serves the dual function of generating reliable and repeatable traffic and, concurrently, unobtrusively monitoring the bus, recording and analyzing selected traffic. The SATracer/Trainer can furthermore be used to perform overnight stress testing of Serial ATA devices and systems and validate protocol compliance, reliability and fault handling by injecting code violations, CRC, scrambling and protocol errors. CATC’s SATracer/Trainer system is the most cost effective solution available today for end-to-end Serial ATA test and analysis.

Recently, we announced an alliance with Hyper Corporation to create and market the BlueVision Verification Suite for Bluetooth compliance testing. Hyper Corporation is a leading provider of Bluetooth Qualification Services, offering one of the first certified Bluetooth Qualification Test Facilities (BQTF) in North America. The BlueVision test suites are the most cost-effective testing solution for Bluetooth product developers and manufacturers; enabling extensive in-house verification testing to assure first pass success when certifying their products at a BQTF. The BlueVision Verification Suite works in tandem with the BTTracer/Trainer™, CATC’s powerful Bluetooth V1.1 certified analyzer/exerciser system.

On January 30, 2003, we announced a stock repurchase program, in which our Board of Directors authorized the Company to repurchase up to 1 million shares of the Company’s common stock in the open market. We believe that recent market prices do not reflect the true value of our business, and thus are committing the Company’s capital as one means of underscoring our confidence in the Company’s future as well as our commitment to enhancing shareholder value.

Conference Call, Webcast

CATC has scheduled a conference call for analysts and investors to discuss our quarterly results at 2:00 p.m. PDT on Thursday, April 24, 2003. Open to the public, a live Webcast of the conference call will be accessible from the “Investor Relations” section of CATC’s website (www.catc.com). Following the live Webcast, an archived version of the Webcast will be available on the CATC website through May 31, 2003.

About CATC

CATC, a communication protocol expert company, provides advanced verification systems and connectivity products for existing and emerging digital communications standards such as Bluetooth wireless technology, Ethernet, Fibre Channel, IEEE 1394, InfiniBand, PCI Express, SCSI, Serial ATA and USB. CATC products are used by semiconductor, device, system and software companies at each phase of their products’ lifecycles from development through production and market deployment. CATC verification systems consist of development and production products that accurately monitor communications traffic and diagnose operational problems to ensure standards compliance and interoperability as well as assist system manufacturers to download software onto new computers. CATC connectivity products enable reliable, uninterrupted service for broadband Internet access. CATC was founded in 1992 and is headquartered in Santa Clara, California. CATC can be found on the web at http://www.catc.com/.

Regarding Forward-Looking Statements

This press release may contain forward-looking statements based on CATC’s current expectations, such as availability of product, market acceptance and competition, management capability and experience, levels of growth, profitability and shareholder value. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, such as CATC’s production of new products, market acceptance of its products, competitive pressures, management performance, success of growth, profitability and increased shareholder value. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in CATC’s Annual Report on Form 10K, filed March 21, 2003, its most recent Form 10-Q/A filed on November 14, 2002 and subsequent filings CATC may make with the SEC, as amended, which can be viewed at the Securities and Exchange Commission’s website at http://www.sec.gov/.

COMPUTER ACCESS TECHNOLOGY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$26,086	$30,846
Short-term investments	16,179	12,905
Trade accounts receivable, net	1,507	1,144
Related party receivable	534	580
Inventories	935	1,032
Other current assets	2,557	2,632

Total current assets	47,798	49,139
Property and equipment, net	928	999
Purchased intangibles, including goodwill	270	305
Other assets	85	87

	$49,081	$50,530

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$693	$1,326
Accrued expenses	970	1,247
Accrued restructuring	157	270
Deferred revenue	422	485

Total current liabilities	2,242	3,328

Stockholders’ equity:
Common stock	19	19
Additional paid-in capital	53,193	53,210
Deferred stock-based compensation	(207)	(324)
Accumulated deficit	(6,166)	(5,703)

Total stockholders’ equity	46,839	47,202

	$49,081	$50,530

COMPUTER ACCESS TECHNOLOGY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Month Period Ended March 31,
	2003	2002
Revenue	$3,262	$3,422
Cost of revenue	664	684
Amortization of acquired developed technology	9	—

Gross profit	2,589	2,738

Operating expenses:
Research and development	1,308	1,913
Sales and marketing	1,144	1,265
General and administrative	676	1,122
Amortization of purchased intangibles	26	—
Amortization of deferred stock-based compensation	59	308

Total operating expenses	3,213	4,608

Loss from operations	(624)	(1,870)
Other income, net	161	173

Loss before benefit from income taxes	(463)	(1,697)
Benefit from income taxes	—	(690)

Net loss	$(463)	$(1,007)

Net loss per share:
Basic	$(0.02)	$(0.05)

Diluted	$(0.02)	$(0.05)

Weighted average shares outstanding:
Basic	19,443	18,911

Diluted	19,443	18,911